EXHIBIT 99.1

          healthcare solutions for a new generation SM

3420 Fairlane Farms Road, Suite C ♦ Wellington, Florida 33414 ♦  561.798.9800 (office) ♦  561.296.3456 (fax)

The Quantum Group and IBM Announce Hosting Agreement
for Advanced Healthcare Solutions

WELLINGTON, Fla. (January 15, 2009) - The Quantum Group, Inc. (NYSE Alternext US: QGP) (www.QuantumMD.com), a solutions provider for the healthcare industry, announced today that it has entered into a multi-year services agreement with IBM (NYSE: IBM).  Earlier this year Quantum announced the launch of the PWeR™ (Personal Wellness electronic Record) healthcare information platform.  In a strategic move Quantum selected IBM as a cornerstone of its information management, storage, security and privacy focus.  IBM’s web hosting enables the most advanced scalable platform for growth into national and international arenas while providing the richness of features, access and security demanded by the healthcare industry.

“This is a very natural and innovative relationship between Quantum and IBM,” said Pete Martinez, Quantum Senior Vice President and Chief Technology & Innovations Officer.  “Our partner doctors, clinics and hospitals have demonstrated great acceptance of our PWeR system, its function, ease of use and price.  The state-of-the-art global access, scalability and technology will facilitate and further our advances in empowering patients, enabling providers and enriching the science of healthcare.”

"As healthcare service providers across the nation make the inevitable connection between information technology and any successful transformation of healthcare around a patient-centered, primary-care-based model, we're proud to offer IBM's web hosting technology as the cornerstone for Quantum's Personal Wellness electronic Record (PWeR) healthcare information platform," said Dr. Paul Grundy, Director, IBM Healthcare Transformation. "By providing the flexibility and scalability that's required to support the company's rapid growth across Florida's healthcare industry, Quantum can help to ensure that the physicians and patients they serve have secure access to up-to-date medical records anywhere in the world that Internet access exists."

“We believe this combination of Quantum PWeR and IBM will take healthcare to new heights in evidenced-based medicine, quality and speed with the highest levels of privacy and security,” said Noel J. Guillama, Quantum CEO.  “Healthcare is a topic of national priority and requires the collaborative leadership and innovation of its core players.  This announcement cements a key component of our strategy.”

IBM is the world leader in managed hosting, with extensive experience in managing large business applications and providing world-class security, performance and technology.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the Florida healthcare industry.

About IBM

For more information on IBM, visit www.ibm.com.

In this announcement, the Company has given guidance based on preliminary results from its patient lives under management.  Actual results may vary substantially in part due to the actual reporting by the health plan partners under contract including the number of assigned patient lives, enrollments, and retroactive disenrollments.  The Company is not required to file updates and/or changes to this guidance prior to the filing of the audited Fiscal Year 2008 results to the Securities and Exchange Commission.  Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to show 2008 fiscal year revenues in the range discussed in this press release, to continue revenue growth trend in fiscal year 2009, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

Danielle Amodio

Vice President Corporate Communications

The Quantum Group, Inc.

561.798.9800